Exhibit 23.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 4, 2009 (May 12, 2009 as to the effect of (1) the January 1, 2009 adoption of new accounting standards requiring retrospective application described in Note 3 and (2) the retrospective adjustment of reportable segments described in Notes 3 and 29) on the consolidated financial statements and financial statement schedule of General Motors Corporation (the Corporation) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the existence of substantial doubt about the Corporation’s ability to continue as a going concern, (2) the fair value measurement of certain assets and liabilities; the recognition and measurement of uncertain tax positions; the change in measurement date for defined benefit plan assets and liabilities; and the recognition of the funded status of the Corporation’s defined benefit plans, (3) the sale of a controlling interest in GMAC LLC, (4) the retrospective adjustment of the consolidated financial statements for the January 1, 2009 adoption of new accounting standards requiring retrospective application, and (5) the retrospective adjustment of the consolidated financial statements for a change in the Corporation’s reportable segments), and our report dated March 4, 2009 on the effectiveness of the Corporation’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Corporation’s internal control over financial reporting because of a material weakness), appearing in this Form 8-K of General Motors Corporation filed on May 14, 2009 in the following Registration Statements:

Form	Registration Statement No.	Description

S-3 and Post-Effective Amendment No. 1 to S-3	333-88508	General Motors Corporation and GM Nova Scotia Finance Company Debt Securities, Preferred Stock, Preference Stock and Common Stock

S-3 and Post-Effective Amendment No. 1 to S-3	333-103530	General Motors Corporation and GM Nova Scotia Finance Company Debt Securities, Preferred Stock, Preference Stock and Common Stock

S-3	333-105949	General Motors Corporation and GM Nova Scotia Finance Company Debt Securities, Preferred Stock, Preference Stock and Common Stock

S-3 and Post-Effective Amendment No. 1 to S-3	333-108532	General Motors Corporation and GM Nova Scotia Finance Company Debt Securities, Preferred Stock, Preference Stock and Common Stock

S-8	333-109615	The General Motors Personal Savings Plan for Hourly-Rate Employees in the United States

S-8	333-90097	General Motors Stock Incentive Plan

S-8	333-109616	General Motors Savings-Stock Purchase Program for Salaried Employees in the United States

S-8	333-44957	General Motors 1998 Stock Option Plan

S-8	333-31846	General Motors Deferred Compensation Plan for Executive Employees

S-8	333-55122	The Holden Employee Share Ownership Plan

S-8	333-147422	General Motors 2007 Long-Term Incentive Plan

S-3	333-153332	General Motors Corporation Debt Securities, Common Stock, Preferred Stock, Preference Stock and Warrants

S-4 and Pre-Effective Amendment No. 1	333-158802	Exchange Offers and Consent Solicitations

/s/ Deloitte & Touche LLP

Detroit, Michigan

May 12, 2009